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                                                                    EXHIBIT 99.1


                         SOURCE MEDIA INTEREST NOT PAID

                    COMPANY EXAMINING STRATEGIC ALTERNATIVES


DALLAS, MAY 1, 2001 - Source Media, Inc. (OTC Bulletin Board: SRCM), a leading provider of interactive digital cable TV applications and audio text applications for all digital media platforms, announced today that it has not made the approximately $5.3 million interest payment on its 12% Senior Secured Notes due May 1, 2001. The indenture governing the Notes provides the Company a 30-day period to make the payment before an Event of Default occurs with respect to the Notes. The Company has engaged UBS Warburg as its exclusive financial advisor in analyzing its strategic alternatives and will continue to review all available options during the 30-day period and thereafter.

Source Media is a leader in the development, production and distribution of new media content. Source Media's interactive TV business is conducted through SourceSuite LLC, a 50/50 joint venture with Insight Communications, which is managed by Source Media. SourceSuite's products are SourceGuide, an interactive program guide and LocalSource, a local interactive programming service. Source Media's IT Network is the leading creator of private label audio and text content. This content is designed for universal distribution and access across all platforms, including voice portals, wireless and wireline telephone, Internet and digital cable television. For further information, please visit our website at www.sourcemedia.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements that are not historical facts, including statements about confidence and strategies and plans and expectations about new and existing products, services, technologies and opportunities, industry growth, demand, and acceptance of new and existing products, and returns on investments in products and markets are forward-looking statements that involve risks and uncertainties that could significantly impact the companies. These statements are not guarantees of future performance, and actual results could differ materially from current expectations.


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CONTACT:    Benjamin J. Douek, Chief Financial Officer
            972-701-5401
            972-701-5566 - Facsimile
            bjdouek@srcm.com